Exhibit 3.98(b)
REGULATIONS
PASADENA HOLDINGS, LLC
          These regulations (“Regulations”) are entered into as of December 20, 2002 by USP Pasadena, Inc., a Texas corporation, the sole member of Pasadena Holdings, LLC, a Nevada limited liability company.
          THEREFORE, the parties hereto agree as follows:
          1. Formation and Business of the Company. USP Pasadena, Inc., the sole member (the “Member”) of the Pasadena Holdings, LLC (the “Company”), hereby enters into and forms the Company pursuant to the Nevada Limited Liability Company Act (the “Act”). The rights and liabilities of the Member shall be as provided in the Act, except as otherwise expressly provided herein. The Company is authorized to engage in any business and in any and all activities permitted under the Act.
          2. Addresses and Ownership Interests of the Member. The address of the Member is 15305 Dallas Parkway, Suite 1600, Addison, TX 75001. The Member shall make a capital contribution to the Company and shall initially own a 100% interest in the Company. No Member shall be required to make any additional contribution to the capital of the Company.
          3. Principal Office and Registered Agent. The address of the principal office where records of the Company are to be kept or made available is 101 Convention Center Drive, Suite 850, Las Vegas, NV 89109. The name and address of the registered agent of the Company in the State of Nevada is The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, NV 89511.
          4. Term. The term of the Company shall be from the date of the filing of the Articles of Organization for the Company with the Secretary of State of the State of Nevada until the Company is terminated and dissolved upon the earlier of (a) the mutual agreement of the Members or (b) December 31, 2050. Prior to the dissolution and liquidation of the Company, no Member shall have the right to receive any return of its capital contribution.
          5. Allocations of Income and Distributions. All distributions and all allocations of income, gains, losses and credit shall be made in accordance with the ownership percentages of each Member.
          6. Management by Manager. The Manager shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Company. The Manager is authorized to take any and all actions relating to the Company without the consent of the other Members. Without limiting the generality of the foregoing, the Manager may engage in transactions with the Company without any consent or approval of any other Member. The Manager shall maintain all books and records required by the Act to be maintained at the address specified above or at any other address designated by the Manager. The Manager

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shall have the right to designate a different registered agent and/or registered office for the Company by complying with the requirements of the Act.
          7. Officers. The Manager may appoint officers of the Company and delegate duties and authority to such officers. Unless otherwise specified by the Manager in connection with the appointment of any officer, the duties and authority of each such officer shall be the same as those given to an equivalent officer of a Nevada business corporation under the Nevada Business Corporation Act.
          8. Indemnification. The Company shall indemnify and hold harmless the Manager and each other Member and their respective employees, agents, officers, directors and representatives to the fullest extent permitted by the Act.
          9. Withdrawal and Assignment. No Member shall be permitted to withdraw from the Company, or to transfer, assign or pledge its interest in the Company, without the prior written consent of the Manager.
          10. Amendment. This Agreement may be amended solely by the Manager without the approval of any other Member. Any such amendment approved by the Manager may amend and restate this Agreement in its entirety and may add and/or substitute Members and reallocate the ownership interest of the Members in the sole and absolute discretion of the Manager.